Exhibit 28(e)

DISTRIBUTION AGREEMENT

          THIS AGREEMENT is made as of September 20, 2012, by and between ACAP Investment Series Trust (the “Trust”), on behalf of ACAP Select Growth Fund (the “Fund”), and Mainsail Group, LLC, a Delaware limited liability company (the “Distributor”). Absent written notification to the contrary by either the Trust or the Distributor, each new series of the Trust established in the future shall automatically become a “Fund” for all purposes hereunder and shares of each new class established in the future shall automatically become “Shares” for all purposes hereunder. For the avoidance of doubt, the provisions of this Agreement shall apply separately with respect to the Trust and Fund, as relevant.

          WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, the Trust desires to retain the Distributor as the exclusive distributor of the units of beneficial interest in all classes of shares (“Shares”) of the Trust and each Fund, if applicable, and the Distributor is willing to render such services; and

          WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (the “FINRA”).

          NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. SERVICES AS DISTRIBUTOR.

          1.1. The Distributor will act as agent for the distribution of Shares in accordance with any instructions of the Trust’s Board of Trustees (the “Board”), and with the registration statement applicable to the Trust then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and will transmit promptly any orders properly received by it for the purchase or redemption of Shares to the Trust or its transfer agent, or their designated agents. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, but not limited to, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.

          1.2. The Distributor agrees to use reasonable efforts to solicit orders for the sale of Shares and will undertake such advertising and promotion, as it believes appropriate in connection with such solicitation. The Distributor agrees to offer and sell Shares at the applicable public offering price or net asset value next determined after an order is received, in accordance with the terms and conditions set forth in the then-current prospectus(es) applicable to the Fund. The Trust understands that the Distributor is and may in the future be the distributor of shares of other investment company portfolios including portfolios having investment objectives similar to those of the Trust and the Fund, as applicable. The Trust further understands that existing and future investors in the Trust and the Fund, if applicable, may invest in shares of such other portfolios. The Trust agrees that the Distributor’s duties to such portfolios shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2. The Distributor agrees that any outstanding shares of a Fund may be tendered for redemption at any time in accordance with the terms and conditions set forth in the then-current prospectus.

          1.3. The Distributor shall, at its own expense, finance such activities as it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature.

          1.4. The Trust shall be responsible for expenses relating to the execution of any and all documents and the furnishing of any and all information and otherwise taking, or causing to be taken, all actions that may be reasonably necessary in connection with the registration of Shares under the 1933 Act and the Trust under the 1940 Act and the qualification of Shares for sale under the so-called “blue sky” laws in such states as the Trust directs and in such states as the Distributor may recommend to the Trust which the Trust approves, and the Trust shall pay all fees and other expenses incurred in connection with such registration and qualification.

          1.5. The Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to the Trust and the Fund, if applicable, and shall file with the FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations.

          1.6. In connection with all matters relating to this Agreement, the Distributor agrees to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the FINRA and all other applicable federal and state laws, rules and regulations. The Distributor agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, such laws, rules and regulations.

          1.7. Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by other circumstances of any kind, the Trust’s officers may decline to accept any orders for, or make any sales of, Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

          1.8. The Trust shall furnish from time to time, for use in connection with the sale of Shares, such information with respect to the operations and performance of the Trust and the Fund, if applicable, and Shares as the Distributor may reasonably request and the Trust warrants that such information shall be true and correct. Without limiting the foregoing, the Trust shall also furnish the Distributor upon reasonable request by it: (a) audited annual and unaudited semi-annual statements of the Trust’s books and accounts with respect to the Trust and the Fund, if applicable, and (b) from time to time such additional information regarding the financial condition of the Trust and the Fund, if applicable.

          1.9. The Trust may from time-to-time adopt one or more distribution plans pursuant to Rule 12b-1 under the 1940 Act. As compensation for services rendered hereunder, the Distributor shall be entitled to receive from the Trust/Fund the payments set forth on Schedule I attached hereto, as the same may be amended from time-to-time by agreement of the parties hereto. In addition, the Distributor shall be entitled to retain any front-end sales charge imposed upon the sale of Shares (and have the right to reallow a portion thereof) as specified in the Trust’s registration statement and the Trust or its agent shall pay to the Distributor the proceeds from any contingent deferred sales charge imposed on the redemption of Shares as specified in the Trust’s registration statement, subject to its adherence to applicable disclosure and other requirements. The Distributor, from time to time, may assign to any third party all or any portion of amounts payable to the Distributor under this Agreement.

          1.10. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

          1.11. The Distributor is authorized to enter into written agreements (“Selling Agent Agreements”) with banks, broker/dealers, insurance companies and other financial institutions (collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief. The Selling Agent Agreements shall be on the general forms that are approved by the Board. The Distributor also may enter into other forms of agreements relating to selling agent activities and support as it deems appropriate, provided that the Distributor determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such Intermediary under, any such agreement does not exceed its responsibility or liability under the general form(s) of Selling Agent Agreement approved by the Board, and provided further that the Distributor determines that the overall terms of any such agreement are not materially less advantageous to the Trust than the overall terms of the general form(s) of Selling Agent Agreement approved by the Board. In entering into and performing any agreements, the Distributor shall act as principal and not as agent for the Trust or any Fund, if applicable. Upon the failure of any Intermediary to pay for any order for the purchase of Shares in accordance with the terms of the Trust’s or any Fund’s, if applicable, prospectus, the Trust or any Fund, if applicable, shall have the right to cancel the sale of such Shares and thereupon the Distributor shall be responsible for any loss sustained as a result thereof.

2. REPRESENTATIONS; INDEMNIFICATION.

          2.1. The Trust shall take, from time to time, but subject always to any necessary approval of the Board or of the shareholders of the Trust, all necessary action to fix the number of authorized Shares and such steps as may be necessary to register the same under the 1933 Act, to the end that there will be available for sale such number of Shares as the Distributor reasonably may be expected to sell. For purposes of the offering of Shares, the Trust will furnish to the Distributor copies of the Registration Statement, including the prospectus contained therein, and any other documentation for use in the offering of Shares. Additional copies of such documents will be furnished to the Distributor at no cost to the Distributor in such numbers as reasonably requested. The Distributor is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Registration Statement, the Fund’s formation documents, or any other documents (including sales material), if approved by the Fund. The Trust shall furnish to the Distributor copies of all financial statements of the Fund which the Distributor may reasonably request for use in connection with its duties hereunder, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants. The Fund shall use its best efforts to qualify and maintain the qualification of the Shares for sale under the securities laws of such jurisdictions as the Distributor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust and the Fund in connection with such qualification. The Trust will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund. The Trust and the Fund will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

          2.2. The Trust shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of: (a) any material breach by the Trust of any provision of this Agreement or (b) any person acquiring any Shares, which may be based upon the 1933 Act, or on any other statute or at common law, on the ground that any registration statement or other offering materials, as from time to time amended and supplemented, or an annual or interim report to shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Trust in favor of the Distributor and any such controlling persons deemed to protect the Distributor or any such controlling persons thereof against any liability to the Trust or its shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement; or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons of the Distributor. In the event the Trust elects to assume the defense of any such suit and retain such counsel, the Distributor, or such controlling person or persons of the Distributor, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Trust does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons of the Distributor, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Trust shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

          2.3 The Distributor shall indemnify and hold harmless the Trust, each person affiliated with the Trust, and their respective officers, directors (or Trustees, in the case of the Trust), employees, partners and shareholders from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, described in the foregoing indemnity contained in Section 2.2 but only with respect to (a) any material breach by the Distributor of any provision of this Agreement or (b) any statements or omissions made in reliance upon, and in conformity with, information furnished to the Trust in writing by or on behalf of the Distributor for use in connection with the Registration Statement or other offering materials, as from time to time amended, or the annual or interim reports to shareholders. In case any action shall be brought against the Trust or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Trust, and the Trust and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of Section 2.2.

          2.4. The Trust agrees to advise the Distributor as soon as reasonably practicable of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement then in effect or of the initiation of any proceeding for that purpose. Thereafter, no Shares shall be offered by either the Distributor or the Trust and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph 2.4 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Fund’s prospectus(es) or of the Declaration of Trust.

3. CONFIDENTIALITY.

          The Trust and Distributor may receive from each other information, or access to information, about the shareholders generally and specifically (collectively, “Shareholder Information”) including, but not limited to, nonpublic personal information such as a shareholder’s name, address, telephone number, account relationships, account balances and account histories. Each of the Trust and Distributor agrees, on behalf of their respective agents and employees that all information, including Shareholder Information, obtained pursuant to this Agreement shall be considered confidential information. Except as permitted by law or required by order of a court or governmental authority, including by any self-regulatory organization, having jurisdiction over the parties, none of the parties shall disclose Shareholder Information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including, among other uses, its use under applicable provisions of the SEC’s Regulation S-P in the ordinary course of carrying out the purposes of this Agreement.

4. ANTI-MONEY LAUNDERING PROGRAM.

          The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; and (b) will notify the Trust promptly if an inspection by the appropriate regulatory authorities of the AML Program identifies any material deficiency, and (c) will promptly remedy any material deficiency regarding the AML Program of which it learns.

5. RULE 22c-2.

          The Distributor agrees to comply with the requirements of Rule 22c-2 of the 1940 Act. Further, the Trust represents that the Board has made the findings contemplated by Rule 22c-2(a)(1).

6. LIMITATIONS OF LIABILITY.

          The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Trust or any Fund, if applicable, in connection with matters to which this Agreement relates, except as provided in paragraph 2.3 hereof, and except a loss resulting from the willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

7. TERM.

          7.1. This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two (2) years from the date written above. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust or any Fund, if applicable, provided that in either event the continuance is also approved by the majority of the members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

          7.2. This Agreement is terminable with respect to the Trust or any Fund without penalty, on not less than sixty (60) days’ written notice, by the Board, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Trust or any Fund, if applicable, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment

(as defined in the 1940 Act).

8. LIMITED RECOURSE

          A reference to each Trust and the Trustees, as applicable, of each Trust refer respectively to the Trust created by the Declaration of Trust or articles of incorporation and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer, director or shareholder shall be personally liable for any such liabilities. All persons dealing with any Trust or any Fund, if applicable, must look solely to the property belonging to such Trust or any Fund, if applicable, for the enforcement of any claims against the Trust.

9. MISCELLANEOUS.

          9.1. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Trustees or by the vote of a majority of outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          9.2. This Agreement shall be construed in accordance with and governed by the laws of the State of New York as in effect as of the date hereof and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10. NOTICES.

          Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice.

11. COUNTERPARTS.

          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          A copy of the Agreement and Declaration of Trust of the Trust that is organized as a Delaware statutory trust is on file with the Secretary of the State of Delaware, and the Distributor acknowledges that this Agreement is executed on behalf of the Fund by an officer thereof in his or her capacity as an officer thereof and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust individually, but are binding solely upon the assets and property of the Trust. The Distributor further acknowledges that the assets and liabilities of each Fund that is a series of a Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust are binding solely upon the assets or property of such Fund. The Distributor also agrees that obligations of or arising out of this

Agreement with respect to each Fund that is a series of a Trust shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ACAP INVESTMENT SERIES TRUST,
on behalf of ACAP Select Growth Fund

By:

Name:
Title:

MAINSAIL GROUP, LLC

By:

Name:
Title:

SCHEDULE I

COMPENSATION

COMPENSATION TO DISTRIBUTOR. In connection with the distribution of Shares, Distributor will be entitled to receive (i) payments pursuant to any Distribution Plan of the Fund in effect and/or any related agreement from time to time in effect between any Fund and Distributor or any particular class of shares of a Fund, (ii) any CDSC applicable to the redemption of a Fund’s Shares, determined in the manner set forth in the then current prospectus and Statement of Additional Information of that Fund, and (iii) any applicable front-end sales charges applicable to the sale of Shares, less any applicable dealer discount.

Approved as of: September 20, 2012